EXHIBIT 10.12

BroadSoft 2016 Executive Officer Annual Bonus Plan
Plan Document

Purpose:
Annual variable incentive pay serves to align Company and individual organizational objectives and personal performance. The objectives of the BroadSoft 2016 Executive Officer Annual Bonus Plan are as follows:

•	Align individual performance with BroadSoft’s initiatives, objectives and goals for the coming year;

•	Reward employees when criteria for earning a bonus are met and goals are obtained; and

•
Provide employees with the opportunity to earn incentive pay based on the employee’s level of performance and associated contribution to BroadSoft and on achievement of corporate financial and other goals.

Plan Name:
BroadSoft 2016 Executive Officer Annual Bonus Plan (“the Plan”)

Effective Date:
The Plan is effective as of January 1, 2016 for calendar year 2016.

Criteria for Earning a Bonus:

Eligibility:
The Plan only applies to those executive employees who are notified in writing by the Company that they are eligible to receive an annual bonus under the Plan.

Participation:
Newly eligible employees begin participating in the Plan during the calendar year in which they become eligible. Overall awards will be prorated based upon active employment with BroadSoft and the date on which eligibility begins. Unless otherwise expressly specified in writing, employees hired after September 30, 2016, are not eligible to earn a bonus under the Plan for the 2016 plan year.

Services:
Employees must actively perform services for BroadSoft from January 1, 2016 (or the date of hire for new employees) through the date bonuses are paid to earn a bonus. Performance of services is a criteria for earning a bonus, not simply a condition of payment. No bonus payments, prorated or otherwise, can be earned if an employee is terminated or resigns for any reason prior to the date on which annual bonuses are paid.

Award Opportunities:
Each eligible plan participant will be assigned a target award opportunity, which will be communicated at the beginning of the plan year or when they become eligible to participate in the Plan as specified herein. The target award represents the level of bonus payment the participant may earn in the event the criteria for earning a bonus and individual and corporate performance are achieved.

Performance Measurement:
Near the beginning of each calendar year, senior management will establish and communicate the corporate financial and other objectives for BroadSoft.  The goals and key performance factors for BroadSoft will be developed by management and approved by the Compensation Committee of the BroadSoft Board of Directors (the “Compensation Committee”).

After the end of the calendar year, overall performance against the corporate financial and other objectives and a participant’s overall personal performance including his or her achievement of personal objectives, will be assessed and the resulting incentive amounts that may be earned if the criteria for earning a bonus are met will be calculated as outlined below. The Company, in its sole discretion, will determine the extent to which the Company has achieved its corporate financial and other objectives and the participant’s overall personal performance upon which the annual bonus will be based.

Funding of the Bonus Pool
A bonus pool will be established as follows:
The funding for the bonus pool will be based on the following percentages:

Executive Plan
Revenue: 35% of the target award opportunity for all executive officers entitled to participate in the Plan in the event the Company achieves its 2016 consolidated revenue goal specified below.
Non-GAAP Operating Income 35% of the target award opportunity for all executive officers entitled to participate in the Plan in the event the Company achieves its 2016 non-GAAP operating income goal specified below.
2016 Corporate Strategic Objectives 30% of the target award opportunity for all executive officers entitled to participate in the Plan shall be tied to achievement of the following 2016 corporate strategic objectives: Increase Service Provider Yield; Innovate through Project Tempo; Establish New Channels for our Products and Services; Expand BroadCloud Subscribers; and Transform Our Organization for Significant Future Growth, with Company achievement against such objectives measured by the Compensation Committee in the first quarter of 2017.

The Company’s 2016 revenue and non-GAAP operating income objectives for the bonus pool funding are as follows:

Revenue

•	If the Company has 2016 consolidated revenue of $344.8 million or more, 100% of this component shall be deemed achieved.

•	If the Company has 2016 consolidated revenue of $306.7 million, 50% of this component shall be deemed achieved.

•	Bonus funding will be pro-rated for 2016 if the Company has 2016 consolidated revenue between $306.7 million and $344.8 million.

•	No bonus shall be funded under this component if the Company has 2016 consolidated revenues below $306.7 million.

•
In the event that the Company’s revenue for the year exceeds $344.8 million, 5% of such revenue greater than $344.8 million will be paid in bonuses to the executive officers and the other officers of the Company including the Company’s executive officers who are entitled to participate in the Plan, with the actual bonus per executive officer determined by the Compensation Committee.

Non-GAAP Operating Income

•	If the Company’s non-GAAP operating income for calendar year 2016 is $67.0 million or more, 100% of this component shall be deemed achieved.

•	If the Company’s non-GAAP operating income for calendar year 2016 is $61.8 million, 50% of this component shall be deemed achieved.

•	Bonus funding will be pro-rated for 2016 if the Company’s non-GAAP operating income for calendar year 2016 is between $61.8 million and $67.0 million.

•	No bonus shall be funded under this component if the Company’s non-GAAP operating income for calendar year 2016 is less than $61.8 million.

For purposes of the Plan, non-GAAP operating income shall reflect the definition the Company uses in its earnings releases.

For purposes of calculating both achievement of the revenue and non-GAAP operating income targets set forth herein, (a) any non-USD revenue will be converted to USD using the budgeted exchange rate set at the beginning of 2016, which currency exchange rate will not change during the year and (b) the financial impact from in-year acquisitions, other than from Transera Communications, Inc., shall not be taken into consideration.

Bonus Process
Once all performance measures have been calculated, the final bonus pools will be established and the bonus pool will be equal to the funded portion of the target award opportunity (calculated as specified above) for all eligible Plan participants. The Compensation Committee shall allocate the bonus pool to eligible Plan participants, with reference to such participant’s target award opportunity and the Compensation Committee’s assessment of such participant’s personal performance and associated contribution to BroadSoft. If the Company meets its performance objectives as outlined above, actual bonus awards may be higher than target for plan participants where the Company believes their accomplishments during the year justify special recognition. On the other hand, actual bonus awards can also be lower than target even if an eligible plan participant meets performance expectations and the Company meets its performance objectives as outlined in the Plan.

Award Payouts:
Payouts of awards under the Plan will be made in cash as soon as practical after year-end financials are available and achievement of corporate strategic objectives have been measured (subject to applicable taxes and withholdings).

Governance:
The Compensation Committee will be responsible for the administration and governance of the Plan. The decisions of the Compensation Committee shall be conclusive and binding on all participants.

Amendment, Modification or Termination of Plan:
The Compensation Committee reserves the right to modify any of the provision of the Plan at any time with ten (10) days written notice.

The Plan supersedes all prior bonus programs of the Company and all other previous oral or written statements regarding the subject matter hereof.